UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2017

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-55616

Maryland	46-2335760
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Strategic Storage Growth Trust, Inc. (the “Registrant”) previously disclosed that it would close its primary offering to new subscriptions commencing five business days after reaching the $200 million threshold. On March 24, 2017, the Registrant crossed such threshold, having received, as of the close of business on such day, aggregate gross offering proceeds of approximately $203.9 million in its primary offering, consisting of approximately $150.9 million from the sale of approximately 14.0 million Class A shares and approximately $53.0 million from the sale of approximately 5.0 million Class T shares.

In connection with the close down, the Registrant will accept subscription agreements only if they are received by its transfer agent, DST Systems, Inc., on or before the close of business on March 31, 2017 (the “Close Date”). For non-qualified account subscriptions received by the Close Date, such accounts must be in good order and generally be fully funded no later than the close of business on April 7, 2017. For qualified account and other custodial account subscriptions received by the Close Date, such subscriptions must be in good order no later than the close of business on April 7, 2017 and the funds must generally be received no later than the close of business on May 12, 2017.

As of March 24, 2017, the Registrant had also received aggregate gross offering proceeds of approximately $1.7 million from the sale of Class A shares and Class T shares pursuant to its distribution reinvestment plan. The Registrant currently plans to continue to offer shares under its distribution reinvestment plan beyond the Close Date; however, the Registrant may terminate the distribution reinvestment plan offering at any time.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE GROWTH TRUST, INC.

Date: March 27, 2017	By:	/s/ Michael O. Terjung
Michael O. Terjung
Chief Financial Officer